  As filed with the Securities and Exchange Commission on November 22, 2002
                                                 Registration No. 333-_____
___________________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                    __________________________________
                               FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                    __________________________________
                     DOW JONES & COMPANY, INC.
         (Exact name of registrant as specified in its charter)
Delaware                                                 13-5034940
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                     Identification Number)

200 Liberty Street
New York, New York                                         10281
(Address of Principal Executive Offices)                       (Zip Code)

                  DOW JONES & COMPANY, INC. DEFERRED COMPENSATION PLAN
                             (Full title of the plan)

                               Christopher W. Vieth
                             Dow Jones & Company, Inc.
                                 200 Liberty Street
                              New York, New York 10281
                                Phone: (212) 416-2000
(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail copies of all orders, notices and Communications to:
                                Peter G. Skinner
                            Dow Jones & Company, Inc.
                               200 Liberty Street
                            New York, New York 10281
                             Phone: (212) 416-2000
                         _______________________________

                      CALCULATION OF REGISTRATION FEE

______________________________________________________________________________________________________
                                                          Proposed        Proposed
                                                           maximum         maximum         Amount of
                                         Amount to be   offering price    aggregate       registration
Title of securities to be registered      registered      per share     offering price        fee
Dow Jones & Company, Inc. Deferred  $11,000,000(2)    100%       $11,000,000       $1,012
Compensation Plan Obligations(1)
______________________________________________________________________________________________________
(1)  The Dow Jones & Company, Inc. Deferred Compensation Plan Obligations are unsecured obligations of
Dow Jones & Company, Inc. ("Dow Jones") to make distributions in the future in accordance with the terms of the Dow Jones & Company, Inc. Deferred Compensation Plan (the "Plan").

(2)  Estimated solely for the purpose of calculating the registration fee.  Such estimate has been computed in accordance with Rule 457(h) and is based upon an estimate of the amount of compensation to be deferred by participants.

                                          PART I

                   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                         PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement. Information in this Registration Statement may update documents previously filed with the SEC, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference into this Registration Statement the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission (the "Commission") on March 4, 2002;

          (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on April 29, 2002;

          (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 7, 2002;

          (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Commission on November 5, 2002;

          (5) Current Report on Form 8-K, filed with the Commission on August 7, 2002.

Item 4.  Description of the Securities.

     Dow Jones & Company, Inc. Deferred Compensation Plan Obligations. The Plan allows participants to receive, as deferred compensation, those retirement benefits which would have become payable to the participant under the Dow Jones 401(k) Savings Plan (the "401(k)") and the Dow Jones Money Purchase Retirement Plan (the "Money Purchase Plan") had there been no limitations on the compensation with respect to which Dow Jones could have made contributions under such plans. The Plan also allows participants to defer a portion of their compensation on a pre-tax basis. The Plan is unfunded.

     The Internal Revenue Code limits the amount of a participant's compensation with respect to which Dow Jones may make contributions to both the 401(k) and the Money Purchase Plan (the "Compensation Limit"). The Compensation Limit for the 2003 plan year is $200,000. Under the Plan, Dow Jones will make credits to a participant's Plan account with respect to (i) the amount of a participant's annual compensation (including deferred amounts) in excess of the Compensation Limit, and (ii) any of a participant's compensation deferred under the Plan to the extent that, as a result of such deferral, the participant's compensation (as defined in the 401(k) and Money Purchase Plan) is less than the Compensation Limit (collectively, "Additional Compensation"). In addition, the Committee in its discretion may elect to include other amounts in the "Additional Compensation" of an individual participant.

     Under the Plan, participants who are employees of Dow Jones or its affiliates may also elect to defer up to 90% of their base salary and certain incentive compensation with respect to a particular year. Participants who are Dow Jones' outside directors may elect to defer up to 100% of their director's fees for a particular year. A participant must, however, elect to defer at least $5,000 for a Plan year. To make such an election, participants must file a written notice with the committee that administers the Plan (the "Committee") during the period beginning on November 1 and ending on December 1 (or such later date as the Committee may determine) of the year prior to the year in which the participant earns the compensation being deferred (the "Enrollment Period"). An election to defer compensation for a year is irrevocable after the end of the Enrollment Period for such year. Each deferral election must identify the source of compensation to be deferred, the percentage of such compensation to be deferred, and the period of deferral. The period elected for deferral by a participant must end no sooner than January of the third plan year following the plan year in which the deferral occurs and no later than the termination of the participant's employment. If a participant elects to defer compensation but fails to specify a deferral period, the compensation will be deferred until the participant's termination of employment. Amounts deferred will be credited to the participant's Plan account as soon as is administratively convenient on or after the date on which the deferred amount would have been paid to the participant in cash if not deferred.

     In each year of the Plan, participants who receive Additional Compensation will receive the following supplementary benefit credits under the Plan:

          (1) The participant will automatically receive a credit to his or her Plan account equal to a percentage (initially 3%) of the participant's Additional Compensation corresponding to the percentage contributed by Dow Jones to the participant's 401(k) account with respect to the participant's compensation (as defined in the 401(k)) not in excess of the Compensation Limit (the "Supplementary 401(k) Credit");

          (2) Participants (i) who also participate in the Money Purchase Plan and (x) who are employees on December 31st of a Plan year, or (y) whose employment was terminated after January 31st of such year and who have completed ten years of participation in the Money Purchase Plan (or whose employment was terminated because of death or disability), or (ii) who are otherwise individually selected by the Committee, will automatically receive, early in the following calendar year, a credit to their Plan account equal to a percentage (initially, in most instances, 12.7%) of the participant's Additional Compensation corresponding to the percentage contributed by Dow Jones to the participant's Money Purchase Plan account with respect to the participant's compensation (as defined in the Money Purchase Plan) not in excess of the Compensation Limit (the "Supplementary Money Purchase Plan Credit");

          (3) Participants may irrevocably elect to defer their receipt of a portion (initially 2%) of their Additional Compensation for the next year and have such deferred amount credited to their Plan account (the "Elective Deferred Amount"); and

          (4) Participants electing to defer receipt of a portion of their compensation pursuant to subparagraph (3) above will automatically receive a credit to their Plan account in an amount equal to the amount deferred as an Elective Deferred Amount (the "Supplementary Elective Deferred Amount Matching Credit", and together with the Supplementary 401(k) Credit, the Supplementary Money Purchase Plan Credit and the Elective Deferred Amount, the "Annual Supplementary Benefits").

     Amounts previously deferred under the terms of the Dow Jones & Company, Inc. Supplementary Benefit Plan or any other non-qualified plan, agreement, or arrangement of deferred or incentive compensation established by Dow Jones or its affiliates for officers, directors or highly compensated employees will be transferred from such other plan, agreement or arrangement and credited to a participant's Plan account, except for any such amounts with respect to which installment distributions have begun before the effective date of the Plan. Except as otherwise directed by the Committee, transferred amounts previously valued by reference to Dow Jones stock equivalents will be allocated to the Dow Jones Common Stock Fund, and transferred amounts previously valued by reference to the DJ 20 Bond Index will be allocated to the Fidelity Retirement Money Market Portfolio. After the initial allocation, participants may reallocate such account balances among the full range of funds available for allocation under the Plan.

     The Committee will select a number of investment vehicles such as mutual funds, index funds, or investment portfolios which will serve as benchmarks for the amounts credited to each participant's Plan account (the "Benchmark Funds"). Initially, the Benchmark Funds will be the same investment vehicles as are available under the 401(k) and Money Purchase Plan. The Benchmark Funds will be used solely as measuring devices to determine the returns to be credited on the amounts deferred by the participants. Each participant may direct that his or her Plan account be allocated among one or more subaccounts, each of which will be credited on each business day with earnings or losses based upon the investment performance of a Benchmark Fund selected by the participant. If a participant fails to specify a different allocation, all amounts credited to his or her Plan account will be deemed allocated to the Fidelity Retirement Money Market Portfolio Fund.

     Participation in the Plan is limited to (i) each employee of Dow Jones or its affiliates who is included in the select group of management or highly compensated employees designated as participants by the Committee, and (ii) each of Dow Jones' outside directors. Eligibility to receive Supplementary Credits shall be limited to each participant (i) with respect to whom allocations of contributions under the 401(k) and/or the Money Purchase Plan are reduced as a result of the Compensation Limit imposed under such plans or as a result of a deferral of compensation (provided, however, that a participant who is not eligible to be credited with a "Company Contribution" under the Money Purchase Plan shall not have a Supplementary Money Purchase Plan Credit credited to such participant's plan account), or (ii) who is individually selected for participation notwithstanding his or her ineligibility for participation in the 401(k) or the Money Purchase Plan. The Committee may direct that a participant's participation in the Plan be terminated at any time. Each participant's participation in the Plan will automatically terminate upon the termination of the participant's employment with Dow Jones or its affiliates, or, in the case of participants who are outside directors, upon the termination of his or her service as an outside director of Dow Jones.

     Upon a participant's termination of employment with Dow Jones, or termination of service as an outside director, the amounts credited to the participant's Plan account will be paid to the participant or, in the case of the participant's death, to his or her beneficiary. If the balance in a participant's subaccount is $50,000 or less on the last day of the calendar quarter on which termination occurs, or if the participant's termination occurs before he or she attains the age of 55, then the amounts will be paid from that subaccount in a lump sum. If the balance in a participant's subaccount is greater than $50,000 and the participant's termination occurs following the participant's attainment of age 55, then the participant may elect to receive payments from that subaccount as either a lump sum or in up to twenty annual installments. Alternatively, a participant may elect to receive distributions from his or her Plan account prior to the termination of the participant's services as an employee or outside director of Dow Jones with regard to the part of such account attributable to compensation previously deferred under the Plan other than as the Elective Deferred Amount (an "In-Service Withdrawal"). Participants may receive In-Service Withdrawals in either a lump sum or in up to twenty annual installments.
The Committee may also direct that an extraordinary lump sum payment be made from a participant's Plan account in the case of an unforeseeable emergency (as defined in Section 457 of the Code) that results in a severe financial hardship for the participant.

     Any claims for benefits under the Plan must be made to the Committee in writing. If the Committee denies a claim, a claimant may not institute legal proceedings seeking benefits under the Plan unless the claimant first appeals the denial to the Committee and the Committee provides the claimant written notice that it is denying the appeal. In any event, no claim for benefits may be brought more than one year after the Committee makes a final denial of the claim.

     No participant may assign, transfer, alienate, or encumber in any manner his or her interest under the Plan. Dow Jones may amend or terminate the Plan at any time provided that no amendment or termination will reduce any participant's Plan account.

Item 5.  Interests of Named Experts and Counsel.

     Peter G. Skinner, Esq., Executive Vice President, General Counsel and Secretary of Dow Jones, will issue an opinion as to the legality of the Dow Jones & Company, Inc. Deferred Compensation Plan obligations offered under this Registration Statement. Mr. Skinner is employed by Dow Jones and is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, employees and agents prosecuted in a criminal action or sued in a civil action or proceeding, including, under certain circumstances, suits by or in the right of Dow Jones, for any expenses, including attorneys' fees, or any liabilities which may be incurred as a consequence of such action or proceeding, under the conditions stated in that section.

     Section 32 of Dow Jones' bylaws provides for indemnification of officers and directors to the full extent permitted by the Delaware General Corporation Law.

     Dow Jones maintains directors' and officers' liability and corporation reimbursement insurance for the benefit of Dow Jones and its directors and officers. The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Delaware law and Dow Jones' bylaws.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

EXHIBIT
NUMBER                 EXHIBIT
4     -  Dow Jones & Company, Inc. Deferred Compensation Plan
5     -  Opinion of Peter G. Skinner, Esq., Executive Vice President,
         General Counsel and Secretary of Dow Jones
23.1 - Consent of Peter G. Skinner, Esq., Executive Vice President, General Counsel and Secretary of Dow Jones (included in Exhibit 5)
23.2  -  Consent of PricewaterhouseCoopers LLP, independent accountants.
24    -  Power of Attorney (included in signature pages hereto)

Item 9.  Undertakings.

Dow Jones hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                 SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, Dow Jones certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 22, 2002.

                                      DOW JONES & COMPANY, INC.



                                      By:/s/Robert Perrine
                                         -----------------
                                           Robert Perrine
                                           Controller
                                          (Chief Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter G. Skinner as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature                                Title                               Date
/s/Peter R. Kann           Chief Executive Officer and Director        November 22, 2002
----------------               (Principal Executive Officer)
Peter R. Kann

/s/Christopher W. Vieth    Vice President and Chief Financial          November 22, 2002
-----------------------    Officer (Principal Financial Officer)
Christopher W. Vieth

/s/Robert Perrine          Controller (Principal Accounting            November 22, 2002
-----------------                       Officer)
Robert Perrine

/s/Christopher Bancroft                 Director                       November 22, 2002
-----------------------
Christopher Bancroft

/s/Harvey Golub                         Director                       November 22, 2002
---------------
Harvey Golub

/s/Roy A. Hammer                        Director                       November 22, 2002
----------------
Roy A. Hammer

/s/Leslie Hill                          Director                       November 22, 2002
--------------
Leslie Hill

/s/Irvine O. Hockaday, Jr.              Director                       November 22, 2002
--------------------------
Irvine O. Hockaday, Jr.

/s/ Dieter von Holtzbrinck              Director                      November 22, 2002
--------------------------
Dieter von Holtzbrinck

/s/ Vernon E. Jordan, Jr.               Director                      November 22, 2002
-------------------------
Vernon E. Jordan, Jr.

/s/ David K. P. Li                      Director                      November 22, 2002
------------------
David K. P. Li

/s/ M. Peter McPherson                  Director                      November 22, 2002
----------------------
M. Peter McPherson

/s/ James H. Ottaway, Jr.               Director                      November 22, 2002
-------------------------
James H. Ottaway, Jr.

/s/Elizabeth Steele                     Director                      November 22, 2002
-------------------
Elizabeth Steele

/s/William C. Steere, Jr.               Director                      November 22, 2002
------------------------
William C. Steere, Jr.

                                     S-2

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                 EXHIBIT
4     -  Dow Jones & Company, Inc. Deferred Compensation Plan
5     -  Opinion of Peter G. Skinner, Esq., Executive Vice President,
         General Counsel and Secretary of Dow Jones
23.1 - Consent of Peter G. Skinner, Esq., Executive Vice President, General Counsel and Secretary of Dow Jones (included in Exhibit 5)
23.2  -  Consent of PricewaterhouseCoopers LLP, independent accountants.
24    -  Power of Attorney (included in signature pages hereto)